Exhibit 99.1

WEST MARINE REPORTS FISCAL 2015 EARNINGS PER SHARE OF $0.18, MORE THAN DOUBLED PRIOR YEAR

WATSONVILLE, CA, February 25, 2016 - West Marine, Inc. (NASDAQ: WMAR) today reported financial results for the fourth quarter and fiscal year ended January 2, 2016 (“fiscal 2015”). Fiscal 2014 was a 53-week year for the company versus a 52-week year for fiscal 2015.

Full Year 2015 Results

•	Net revenues for fiscal 2015 were $704.8 million, an increase of 4.3% compared to the 53-week period last year, and an increase of 5.4% compared to the first 52 weeks of 2014.
•	Excluding the impact of the 53rd week in fiscal 2014, comparable store sales increased by 6.0% in 2015.
•	GAAP pre-tax income was $7.3 million. The company incurred $1.2 million in non-recurring charges during the fourth quarter to reduce overhead employment expenses. Excluding these charges, pre-tax profit was $8.5 million, an increase of over 110% compared to fiscal 2014.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) increased to $29.5 million, compared to adjusted EBITDA of $22.6 million last year.
•	Net income and earnings per share were $4.5 million and $0.18, respectively, compared to net income and earnings per share of $1.9 million and $0.08, respectively, last year, a 132.0% increase in net income.
•	Remained debt-free at year-end, with $105.3 million available on our revolving credit line at the end of the period.

Matt Hyde, West Marine’s CEO, commented: “Overall, our results reflect a strong performance for both the fourth quarter and the full year 2015. The West Marine team drove 6% comparable store sales growth with increases across each of our growth strategies. We achieved an impressive 9.4% lift in holiday sales, a contrast to a soft holiday season for the retail industry. I’m pleased with the progress we’ve made on positioning the company as a total waterlife outfitter.”

Further Progress on Growth Strategies

Progress on the company’s growth strategies for 2015 was as follows:

•	Sales from the eCommerce website increased by 32.5% compared to last year and represented 9.5% of total sales, compared to 7.7% for the same period last year, showing progress towards our goal of 15% of total sales.
•	Sales through waterlife stores were 45.7% of total sales compared to 41% last year. This year-over-year increase further demonstrates the Company’s progress towards our goal to deliver 50% of total sales through these stores that have been optimized to offer a broader selection of merchandise than in our traditional stores that focus on core boating products.
•	For fiscal year 2015 compared to the first 52 weeks in 2014 sales in merchandise expansion product lines, which include footwear, apparel, clothing accessories, fishing products and paddlesports equipment, increased 16.4%, and core product sales were up 2.8%, compared to last year.

Results for Fiscal Year 2015

Net revenues for the 52 weeks ended January 2, 2016 were $704.8 million, an increase of 4.3%, compared to net revenues of $675.8 million for the 53 weeks ended January 3, 2015. For the 52 weeks in fiscal year 2015, comparable store sales increased by 6.0% compared to the first 52 weeks in 2014.

Pre-tax profit margin improved by 0.4%, to 1.0% for fiscal year 2015 as compared to 0.6% last year. This change primarily was driven by a decrease in selling, general and administrative (“SG&A”) expense as a percentage of revenues of 0.3%.

Net income for fiscal year 2015 was $4.5 million, or $0.18 per diluted share, compared to net income of $1.9 million, or $0.08 per diluted share, last year.

Results for the Fourth Quarter of 2015

Net revenues for the 13 weeks ended January 2, 2016 increased by $0.8 million, or 0.6%, to $130.2 million compared to $129.4 million for the 14 weeks ended January 3, 2015. Despite negative pressure of 2% from the shift in the fiscal calendar following a 53-week fiscal year in 2014, comparable store sales increased 8.0% when comparing the 13 weeks of the fourth quarter 2015 with the first 13 weeks of the fourth quarter 2014.

Net loss for the fourth quarter was $11.1 million, or $0.45 per share, compared to net loss of $10.3 million, or $0.42 per share, for the fourth quarter of 2014. The increased fourth quarter loss primarily was driven by higher variable compensation expense and the non-recurring charges to reduce overhead employment expenses mentioned above.

Fiscal 2016 Outlook

The company expects total revenue to increase by 1% to 4% in fiscal 2016. This net revenue growth, combined with continued expense control, is expected to improve pre-tax profit by more than 50% in 2016.

Matt Hyde continued: “The financial results of 2015 represent progress toward our overall objectives as a company. Excluding the impact of higher variable compensation commensurate with target attainment, our core SG&A expenses reduced in 2015 as we continue to manage costs and leverage support functions. Going into 2016, we are planning for positive comparable store sales in the low single digits, offset partially by store closures in Canada and the United States, which will impact revenue by about 1%.”

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, February 25, 2016, at 4:30 p.m. Eastern Time to discuss its fourth quarter and fiscal year 2015 results. The live call will be webcast and available in real time on the internet at westmarine.com under “Investor Relations.” Participants also may dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 28627335.

An audio replay of the call will be available February 25, 2016 at 8:00 p.m. Eastern Time through March 3, 2016 at 11:59 p.m. Eastern Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 28627335.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With more than 260 stores located in 38 states and Puerto Rico, an eCommerce website reaching domestic and international customers, and a wholesale business for our professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to our earnings and growth in profitability, expectations that our investments will continue to drive our growth strategies, while improving profit margins, expectations related to our ability to manage our assets, including inventory productivity, cost management and support expense leverage, and our expectations for our outlook for 2016, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the fourth quarter and fiscal year 2015 may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2015, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 3, 2015. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA and adjusted EBITDA. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. We believe that adjusted EBITDA provides a clearer picture of operating performance of the business by also removing charges incurred for recent employee overhead reductions. EBITDA and adjusted EBITDA are not measures of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the table set forth below.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	January 2, 2016	January 3, 2015
ASSETS
Current assets:
Cash	$48,159	$45,675
Trade receivables, net	7,141	6,843
Merchandise inventories	222,853	214,298
Deferred income taxes	-	5,585
Other current assets	23,571	25,791
Total current assets	301,724	298,192

Property and equipment, net	81,561	79,447
Long-term deferred income taxes	4,321	3,993
Other assets	4,209	3,869
TOTAL ASSETS	$391,815	$385,501

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,275	$33,244
Accrued payroll	21,506	14,253
Accrued expenses and other	27,245	26,669
Total current liabilities	75,026	74,166

Deferred rent and other	17,330	20,327
Total liabilities	92,356	94,493

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,421,685 shares issued and 24,732,796 shares outstanding at January 2, 2016, and 25,092,550 shares issued and 24,403,661 shares outstanding at January 3, 2015.	25	25
Treasury stock	(9,285)	(9,171)
Additional paid-in capital	211,663	207,863
Accumulated other comprehensive loss	(319)	(564)
Retained earnings	97,375	92,855
Total stockholders' equity	299,459	291,008
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$391,815	$385,501

West Marine, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended		14 Weeks Ended
	January 2, 2016		January 3, 2015
Net revenues	$130,205	100.0%	$129,420	100.0%
Cost of goods sold	102,162	78.5%	101,820	78.7%
Gross profit	28,043	21.5%	27,600	21.3%
Selling, general and administrative expense	48,256	37.0%	46,487	35.9%
Loss from operations	(20,213)	(15.5)%	(18,887)	(14.6)%
Interest expense	113	0.1%	106	0.1%
Loss before income taxes	(20,326)	(15.6)%	(18,993)	(14.7)%
Benefits from income taxes	(9,268)	(7.1)%	(8,716)	(6.8)%
Net loss	$(11,058)	(8.5)%	$(10,277)	(7.9)%

Net loss per common and common equivalent share:

Basic	$(0.45)		$(0.42)
Diluted	$(0.45)		$(0.42)

Weighted average common and common equivalent shares outstanding:
Basic	24,721		24,362
Diluted	24,721		24,362

	52 Weeks Ended		53 Weeks Ended
	January 2, 2016		January 3, 2015
Net revenues	$704,825	100.0%	$675,751	100.0%
Cost of goods sold	502,780	71.3%	482,564	71.4%
Gross profit	202,045	28.7%	193,187	28.6%
Selling, general and administrative expense	194,299	27.6%	188,755	27.9%
Income from operations	7,746	1.1%	4,432	0.7%
Interest expense	452	0.1%	428	0.1%
Income before income taxes	7,294	1.0%	4,004	0.6%
Provision for income taxes	2,774	0.4%	2,056	0.3%
Net income	$4,520	0.6%	$1,948	0.3%

Net income per common and common equivalent share:

Basic	$0.18		$0.08
Diluted	$0.18		$0.08

Weighted average common and common equivalent shares outstanding:
Basic	24,629		24,244
Diluted	24,734		24,408

West Marine, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	52 Weeks Ended	53 Weeks Ended
	January 2, 2016	January 3, 2015

OPERATING ACTIVITIES:
Net income	$4,520	$1,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,687	18,234
Share-based compensation	2,787	3,109
Excess tax benefit from share-based compensation	-	(217)
Deferred income taxes	1,780	3,287
Provision for doubtful accounts	208	37
Lower of cost or market inventory adjustments	1,832	1,759
Loss on asset disposals	855	330
Changes in assets and liabilities:
Trade receivables	(507)	(439)
Merchandise inventories	(10,387)	(13,021)
Other current assets	2,220	(6,431)
Other assets	(379)	(659)
Accounts payable	(7,901)	10,787
Accrued expenses and other	7,111	3,458
Deferred items and other non-current liabilities	480	1,776
Net cash provided by operating activities	23,307	23,958

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	67	57
Purchases of property and equipment	(22,613)	(24,573)
Net cash used in investing activities	(22,546)	(24,516)

FINANCING ACTIVITIES:
Borrowings on line of credit	875	2,240
Repayments on line of credit	(875)	(2,240)
Proceeds from exercise of stock options	1,141	1,651
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	590	654
Excess tax benefit from share-based compensation	-	217
Treasury shares acquired	(114)	(4,766)
Net cash provided by (used in) financing activities	1,617	(2,244)

Effect of exchange rate changes on cash	107	69

NET INCREASE (DECREASE) IN CASH	2,484	(2,733)

CASH AT BEGINNING OF PERIOD	45,675	48,408
CASH AT END OF PERIOD	$48,159	$45,675
Other cash flow information:
Cash paid for interest	$287	$328
Cash paid for income taxes, net of refunds of $151 and $1,394	(27)	2,064
Non-cash investing activities:
Property and equipment additions in accounts payable	1,657	725

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

GAAP Net Income	$(11.1)	$(10.3)	$4.5	$1.9

Add Back:
Interest Expense	0.1	0.1	0.5	0.4
Depreciation and Amortization	5.3	4.8	20.5	18.2
Income Tax Expense	(9.3)	(8.7)	2.8	2.1
	(3.9)	(3.8)	23.8	20.7

EBITDA	$(15.0)	$(14.1)	$28.3	$22.6

Add Back:
Employee overhead reductions	1.2	-	1.2	-

Adjusted EBITDA	$(13.8)	$(14.1)	$29.5	$22.6